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                                                                    EXHIBIT 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Amkor Technology, Inc.


        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our following reports:

- dated January 15, 2000 relating to the financial statements of Amkor Technology Korea, Inc., which appears in Amkor Technology, Inc.'s Form 10-K for the year ended December 31, 2000, and

- dated January 19, 2001 relating to the consolidated financial statements of Anam Semiconductor, Inc. and its subsidiary which appears in Amkor Technology, Inc.'s Current Report on Form 8-K filed on April 2, 2001.

        We also consent to all references to our Firm in this Registration Statement.

/s/  Samil Accounting Corporation
Samil Accounting Corporation

Seoul, Korea
January 23, 2002

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